Exhibit 10.1

EXECUTION VERSION

AGREEMENT

This Agreement dated as of July 29, 2016 (this “Agreement”), is made and entered into by and between Iteris, Inc., a Delaware corporation (the “Company”), D. Kyle Cerminara, an individual (the “Investor Designee”), and each of the Persons (as defined herein) set forth on the signature page hereto, including the Investor Designee (each, an “Investor” and collectively, the “Investors” or “Investor Group”).

WHEREAS, the Investor Group is deemed to beneficially own shares of the Company’s Common Stock, par value $0.10 per share (the “Common Stock”) totaling, in the aggregate, 2,319,094 shares or approximately 7.2% of the Common Stock outstanding as of the date hereof; and

WHEREAS, the Company and the Investor Group believe that the best interests of the Company and its stockholders would be served at this time by, among other things, (i) agreeing to immediately add the Investor Designee to the Company’s Board of Directors (the “Board”); (ii) agreeing that the Investor Designee shall stand for election to the Board at the Company’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”); (iii) agreeing to add another independent director to the Board; (iv) recomposing the Board as provided for herein; and (v) providing for certain restrictions and obligations on the Investors and their respective Affiliates and Associates.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                                      Definitions.  The capitalized terms set forth in this Agreement shall have the meanings as specified on Exhibit A attached hereto.

2.                                      Constitution of the Board.  Within two (2) Business Days following the execution of this Agreement by all parties hereto, the Board, at a meeting duly called, will adopt a resolution, in accordance with the Company’s Bylaws, to increase the size of the Board from seven (7) directors to eight (8) directors, and will fill the newly created vacancy on the Board to add the Investor Designee to the Board.  The Nominating and Corporate Governance Committee of the Board (the “NCG Committee”) has previously determined that the following directors will be among the directors standing for re-election at the 2016 Annual Meeting:  Gerard M. Mooney, Joe Bergera and Mikel H. Williams (the “Incumbent Directors”).  The NCG Committee and the Board, at a meeting duly called, will take all necessary action (a) to nominate a slate of director nominees, consisting of the Investor Designee, the Incumbent Directors, two of the other current Board members to be chosen by the NCG Committee, and the Independent Director (as defined below), if such individual is agreed upon pursuant to the terms of this Agreement prior to the filing of the Company’s proxy statement for the 2016 Annual Meeting (the “Company Slate”), to serve as directors of the Company until the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”); (b) to reduce the size of the Board to seven (7) directors in accordance with the Company’s Bylaws (or subject to clause (2)(a) below to six (6) directors if the Independent Director is not approved prior to the filing of the proxy statement for the 2016 Annual Meeting), to be effective as of the 2016 Annual Meeting; and (c) to retain a nationally recognized recruiting firm to assist the NCG Committee in locating a qualified independent director with relevant industry and public company experience to join the Company’s Board of Directors (the “Independent Director”).  The Independent Director shall be selected by the NCG Committee subject to the approval of a majority of the members of the Company Slate then serving on the Board.  Within two (2) business days after the approval of the Independent Director, the Board shall promptly thereafter adopt a resolution to increase the size of the Board to seven (7) directors and to appoint the Independent Director to the Board to fill the vacancy thereon.  The Investor Designee shall have the right to attend, as an ex-officio member, the NCG Committee meetings at which the selection of the Independent Director is discussed and approved. Upon the appointment of the Investor Designee to the Board pursuant to this Section 2, the Investors agree that any prior notices to designate director nominees previously submitted by them to the Company shall be null and void and of no further effect.

(a)                                 In the event that the Independent Director shall not be selected prior to the filing of the proxy statement, the Company shall submit a proposal to its stockholders to approve the amendment of the Company’s bylaws to decrease the range of the size of the Board to not less than six (6) nor more than eleven (11) directors (the “Stockholder Proposal”).  Each member of the Investor Group and the Investor Designee shall vote all of the shares of the Common Stock it or he owns at the 2016 Annual Meeting in support of the Stockholder Proposal (and will not support or participate in any campaign to gain support to vote against the Stockholder Proposal.).  If the Stockholder Proposal is not approved, subject to the provisions of Section 2, the Investor Group also shall not, directly or indirectly, at any time during the Effective Period, take any action to fill the vacancy on the Board resulting from the failure of the Stockholder Proposal to be approved;

(b)                                 For the period commencing on the date hereof and continuing until the date that is 30 days before the last date on which a stockholder of the Company may submit nominations for the Board in connection with the 2017 Annual Meeting of Stockholders (the “Effective Period”) and provided the members of the Investor Group and the Investor Designee are in compliance with this Agreement, then:

(i)                                     The Board shall direct the Company and its officers and agents to solicit votes for the election of each of the nominees included in the Company Slate (including the Investor Designee and the Independent Director, to the extent the Independent Director is located in time to be included in the Proxy Materials for the 2016 Annual Meeting), and the Company will use its commercially reasonable efforts to secure the election of the individuals on the Company Slate at the 2016 Annual Meeting, including the Investor Designee (and the Independent Director, to the extent such person is located in time to be included in the Proxy Materials for the 2016 Annual Meeting).

(ii)                                  If, during the Effective Period, the Investor Designee is unable or unwilling to continue to serve on the Board, and as a result, there is a vacancy created on the Board, the Board shall, consistent with its fiduciary duties, appoint a replacement designated by the Investor Group to fill the resulting vacancy, provided that such substitute Investor Designee (A) qualifies as an “independent” director under the rules and regulations of the SEC and the stock exchange on which the Common Stock is then traded, (B) is reasonably satisfactory to the Board, and (C) otherwise satisfies the requirements for nomination set forth in the preceding paragraphs.

(iii)                               Each of the parties hereto agrees that the Investor Designee and the Independent Director, upon appointment or election to the Board, will serve as an integral member of the Board and be governed by the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines, and shall have the same rights and benefits, including (but not limited to) with respect to insurance, indemnification, compensation, reimbursements, and fees, as are applicable to all non-management directors of the Company.

(c)                                  During the Effective Period, the Board will (i) not waive the deadline for any shareholder under the Company’s advance notice bylaw provisions with respect to the 2016 Annual Meeting; (ii) not expand the size of the Board above seven (7) members (except as specifically set forth herein), (iii) not establish or maintain an executive or similar committee without the Investor Designee being a member of such committee, and (iv) consider in good faith the addition of the Investor Designee and the Independent Director to appropriate committees of the Board; provided however, that the parties agree that the Investor Designee shall not serve as a member of the NCG Committee.

(d)                                 During the Effective Period and provided the Board and the Company otherwise are in compliance with this Agreement, each member of the Investor Group and the Investor Designee will vote all of the shares of the Common Stock it or he owns at the 2016 Annual Meeting in support of all of the members on the Company Slate (and will not support or participate in any “withhold the vote” or similar campaign, or support any other Board nominees other than the Company Slate);

(e)                                  Notwithstanding the foregoing, the Investor Designee agrees to promptly tender his resignation from the Board and any committee of the Board on which he then sits upon the occurrence of any of the following during the Effective Period, which remedy shall be in addition to any other remedies available at law or equity including, but not limited to, specific performance:

(i)                                     Any member of the Investor Group (or any of its Affiliates or Associates) (1) submits a written notice to nominate a director or directors in accordance with Section 15 of Article II of the Company’s Bylaws other than with respect to the Investor Designee or the Independent Director, or (2) calls a special meeting of the stockholders of the Company; and

(ii)                                  the members of the Investor Group, together with all of their respective Affiliates, cease to collectively beneficially own at least 5% of the then outstanding Common Stock (other than as a result of dilution caused by the issuance of Common Stock by the Company).

3.                                      Standstill.  During the Effective Period, no member of the Investor Group or the Investor Designee shall, directly or indirectly (and each member of the Investor Group shall cause its respective Affiliates and Associates not to, directly or indirectly):

(a)                                 propose any candidates for election as directors of the Company (other than submissions to the NCG Committee for election of the Investor Designee or the Independent Director to the Board); provided however, that this Section shall not prohibit any members of the Investor Group or their Affiliates and Associates from engaging in private non-public communications with respect to such candidates with other members of the Investor Group and their respective Affiliates and Associates (as long as such communications do not become public);

(b)                                 propose any shareholder proposals or proxy resolutions or make any proposal regarding nominees for director for approval by the Company’s stockholders,

(c)                                  call or seek to have called any special meeting of the stockholders;

(d)                                 conduct any proxy solicitations with respect to the voting of Voting Securities (as defined below) against the recommendation of the Board regarding the election of directors or solicit proxies or written consents of stockholders, or any other person with the right to vote or power to give or withhold consent in respect of the Voting Securities, or conduct, encourage, participate or engage in any other type of referendum (binding or non-binding) with respect to, or from the holders of Voting Securities or any other person with the right to vote or power to give or withhold consent in respect of the Voting Securities, make, or in any way participate or engage in (other than by voting its shares of Voting Securities in a manner that does not violate this Agreement), any “solicitation” of any proxy, consent or other authority to vote any Voting Securities, with respect to any matter, or become a participant in any contested solicitation with respect to the Company, including without limitation relating to the removal or the election of directors;

(e)                                  form or join in a partnership, limited partnership, syndicate or other group, including without limitation a group as defined under Section 13(d) of the Exchange Act, with respect to the Common Stock, or otherwise support or participate in any effort by a third party with respect to the matters set forth in Section 3, or deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any voting agreement, other than solely with other members of the Investor Group and/or their Affiliates and Associates with respect to the shares of Common Stock now or hereafter owned by them or pursuant to this Agreement;

(f)                                   without the prior approval of the Board contained in a written resolution of the Board, (x) either directly or indirectly for itself or its Affiliates, or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or (y) except as set forth in the next sentence, in any way knowingly support, assist or facilitate any other person to effect or seek, offer or propose to effect, or cause or participate in, any (i) tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries or affiliates; (ii) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries or affiliates, except for lawful acquisitions of Common Stock through the market or in privately negotiated acquisitions in the normal course of business, or (iii) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or affiliates.

(g)                                  make, or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, the Company, its officers or its directors or any person who has served as an officer or director of the Company on or following the date of this Agreement: (i) in any document or report filed with or furnished to the SEC or any other governmental agency, (ii) in any press release or other publicly available format, or (iii) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview).

Notwithstanding the foregoing or anything to the contrary herein, nothing in this Agreement shall in any way limit (i) the Investor Designee’s ability to fully participate and communicate freely with the Company’s other directors and committee members; or (ii) the Investor Group’s rights as a stockholder to freely vote its securities on any matter other than with respect to the election of directors (as to which the Investor Group shall comply with the terms hereof during the Effective Period).

4.                                      Board Policies and Procedures. The Investors agree that they shall cause the Investor Designee, and each of the Investor Designee and the that he shall, comply with all policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, including, but not limited to, the Company’s Corporate Governance Guidelines, any Code of Conduct, and policies on insider trading, hedging, pledging, stock ownership, public disclosures and confidentiality as may be in effect from time to time (the “Policies”).  Copies of the existing Policies are publicly available or have been delivered to the Investor Designee prior to the execution of this Agreement, which the Investors acknowledge and confirm have been delivered to the Investor Designee. The Investor Group shall provide, and shall cause the Investor Designee to provide, the Company with such information as is reasonably requested by the Company concerning the Investor Designee, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement for the 2016 Annual Meeting and other periodic reports with the SEC during the Effective Period.

5.                                      Modifications. This Agreement may only be modified through a written agreement signed by the Company and the members of the Investor Group who are signatories hereto.

6.                                      Due Authorization; Enforceability.  This Agreement has been duly authorized by the Board and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Upon execution and delivery by the Investor Group, this Agreement will be a valid and binding obligation of each of the members of the Investor Group, enforceable against such members in accordance with its terms.

7.                                      Specific Performance.  Each of the members of the Investor Group and the Company acknowledge and agree that irreparable harm would occur in the event any of the provision of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breach of the provisions of this agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery or any federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

8.                                      No Impairment.  Neither the Company nor the Board shall take any action to avoid or seek to avoid the observance or performance of any of the provisions required to be observed or performed by the Company or the Board under this Agreement, but shall at all times in good faith take all actions that are necessary to carry out and perform all of the provisions and purposes and intents of this Agreement.

9.                                      Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws provisions thereof.

10.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.                               Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by facsimile and email, when such fax and email is transmitted to the fax number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Iteris, Inc.

1700 Carnegie Avenue, Suite 100

Santa Ana, CA 92705

Attention: Chief Executive Officer

Facsimile: (949) 270-9401

With a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

600 Anton Boulevard, Suite 1800

Costa Mesa, CA 92626

Facsimile: (714) 830-0700

Attention: Ellen S. Bancroft

if to the Investor Group:

c/o RELM Wireless Corporation
7100 Technology Drive
West Melbourne, FL  32904

Attn:  Chairman of the Board

Facsimile: (321) 984-0168

and

c/o Fundamental Global Investors, LLC

4201 Congress Street, Suite 140

Charlotte, NC 28209

Attn:  D. Kyle Cerminara

Facsimile: (866) 358-1546

With a copy to (which shall not constitute notice):

Thompson Hine LLP

3900 Key Center

127 Public Square

Cleveland, OH 44114

Attn:  Derek D. Bork

Facsimile: (216) 566-5800

12.                               Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

13.                               Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

IN WITNESS WHEREOF, the following parties have executed this Agreement as of the date first above written:

“COMPANY”	ITERIS, INC.

	By:	/s/ Joe Bergera
Joe Bergera,
Chief Executive Officer

“INVESTOR DESIGNEE”	/s/ D. Kyle Cerminara
D. Kyle Cerminara,
an individual

“INVESTOR GROUP”	RELM Wireless Corporation

	By:	/s/ David P. Storey
Print Name: David P. Storey
Title: President and Chief Executive Officer

Fundamental Global Investors, LLC

	By:	/s/ D. Kyle Cerminara
Print Name: D. Kyle Cerminara
Title: CEO, Partner and Manager

Fundamental Global Partners, LP
by Fundamental Global Partners GP, LLC,
its General Partner

	By:	/s/ D. Kyle Cerminara
Print Name: D. Kyle Cerminara
Title: Partner and Manager

Fundamental Global Partners GP, LLC

	By:	/s/ D. Kyle Cerminara
Print Name: D. Kyle Cerminara
Title: Partner and Manager

Fundamental Global Partners Master Fund, LP
by FG Partners GP, LLC, its general partner

By:	/s/ D. Kyle Cerminara
Print Name: D. Kyle Cerminara
Title: Manager

FG Partners GP, LLC

By:	/s/ D. Kyle Cerminara
Print Name: D. Kyle Cerminara
Title: Manager

FGI Global Asset Allocation Fund, Ltd.

By:	/s/ D. Kyle Cerminara
Print Name: D. Kyle Cerminara
Title: Director

FGI Global Asset Allocation Master Fund, LP
by FGI Global Asset Allocation GP, LLC,
its general partner

By:	/s/ D. Kyle Cerminara
Print Name: D. Kyle Cerminara
Title: Manager

Tactical Capital Investments LLC

By:	/s/ David P. Storey
Print Name: David P. Storey
Title: Manager

Ballantyne Strong, Inc.

By:	/s/ D. Kyle Cerminara
Print Name: D. Kyle Cerminara
Title: Chief Executive Officer

CWA Asset Management Group, LLC

By:	/s/ D. Kyle Cerminara
Print Name: D. Kyle Cerminara
Title: Manager and Co-Chief Investment Officer

FGI Funds Management, LLC

By:	/s/ D. Kyle Cerminara
Print Name: D. Kyle Cerminara
Title: Manager

FGI International USVI, LLC

By:	/s/ D. Kyle Cerminara
Print Name: D. Kyle Cerminara
Title: Manager

EXHIBIT A

Certain Definitions

The following terms shall have the meanings set forth below:

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

“Associate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

“Beneficial Owner”.  A Person shall be deemed the “Beneficial Owner” of, and to have “beneficial ownership” of, and shall be deemed to “beneficially own,” any securities as to which such Person or any of such Person’s Affiliates or Associates is or may be deemed to be the beneficial owner, directly or indirectly, pursuant to Rules 13d-3 promulgated under the Exchange Act, as such Rules are in effect on the date of this Agreement.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended;

“Person” or “Persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

“Related Person” shall mean, as to any Person, any Affiliates or Associates of such Person.

“SEC” shall mean U.S. Securities and Exchange Commission; and

“Voting Securities” means the Common Stock and any other securities of the Company having the right to vote.